Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

(3.13)Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares National AMT-Free Muni Bond ETF (ISHMUNI)
BlackRock Municipal Income Quality Trust (BYM)
BlackRock MuniEnhanced Fund, Inc. (MEN)
BlackRock MuniYield Quality Fund II, Inc. (MQT)
BlackRock MuniYield Quality Fund, Inc. (MQY)
BlackRock MuniYield Quality Fund III, Inc. (MYI)
BlackRock Pennsylvania Municipal Money Market Portfolio
(BR-PAMM)
BlackRock Pennsylvania Municipal Bond Fund of BlackRock
Multi-State Municip (BR-PAMUNI)
BlackRock MuniYield Pennsylvania Quality Fund, Inc. (MPA)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05/15/2015

Security Type:
BND/MUNI


Issuer
PENNSYLVANIA TURNPIKE COMMISSION-
TURNPIKE REVENUE BONDS, SERIES A OF 2015


Selling
Underwriter
Loop Capital Markets, LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Loop Capital Markets, PNC Capital
Markets LLC, Siebert Brandford Shank &
Co, Cabrera Capital Markets, LLC, Drexel
Hamilton, LLC, Edward Jones


Transaction Details

Date of Purchase
05/15/2015


Purchase
Price/Share
(per share / %
of par)

$115.95
(3.13)
$108.691
(3.94)

$100.00


Total
Commission,
Spread or
Profit
0.3709


1.	Aggregate Principal Amount Purchased
(a+b)
$35,715,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$30,500,000

b. Other BlackRock Clients
$5,215,000

2.	Aggregate Principal Amount of
Offering
$500,730,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.0713



Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[x] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Steven DeLaura
Date:
05/20/15

Global Syndicate Team Member




Approved by:
Betsy Mathews
Date:
05/20/2015

Global Syndicate Team Member